Verso Announces Private Placement
ATLANTA, GA — (February 1, 2007) — Verso Technologies, Inc. (Nasdaq: VRSO), a global provider of next generation network solutions, today announced that it sold securities at an aggregate purchase price of $2,000,000 consisting of 2,000,000 shares of common stock and 5-year warrants to purchase 1,000,000 shares of common stock at an exercise price of $1.25 per share in a private placement with certain institutional investors pursuant to a securities purchase agreement between the company and such investors. The company expects the net proceeds from this sale will be approximately $1,750,000 after expenses.
The company expects to use the proceeds from the offering for general corporate purposes, including satisfying the company’s obligation to Zhone Technologies, Inc. in connection with the company’s previously announced acquisition of the iMarc product line from a subsidiary of Zhone.
The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The company may offer securities on substantially the same terms described herein to other qualified institutional buyers and institutional accredited investors. As part of the terms of the private placement, the company is obligated to file a registration statement to register for resale under the Securities Act the shares of common stock issued or issuable in connection with the private placement.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor, shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.
About Verso Technologies
Verso is a global provider of next generation network solutions offering a core-to-edge product portfolio primarily for telecommunications service providers. The company’s products enable its customers to secure and optimize network bandwidth, generate additional revenue and reduce costs. Verso’s applications and services are cost effective, deploy quickly and provide a superior return on investment. For more information, contact Verso at www.verso.com or call 678.589.3500.
Forward Looking Statements
Certain statements contained in this release that are not statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words — “believe,” “expect,” “anticipate,” “intend,” “will,” and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us.
A global provider of Next Generation Network solutions

These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2005 and our quarterly reports on Form 10-Q filed subsequent thereto. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.
Investor Contact
Scott Kimball
Vice President of Investor Relations
Verso Technologies, Inc.
678.589.3579
Scott.Kimball@verso.com
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A global provider of Next Generation Network solutions